April 3, 2008

G2 Ventures, Inc.
1810 Three Galleria Tower
13155 Noel Road
Dallas, Texas 75240

Re:

Offering of a minimum of 1,200,000 and a maximum of 1,500,000 Shares of Common Stock of G2 Ventures, Inc.

Ladies and Gentlemen:

We have acted as counsel to G2 Ventures, Inc., a Texas corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), to be filed on or about the date hereof by the Company with the Securities and Exchange Commission. Such Registration Statement (the "Registration Statement") relates to the offering of a minimum of 1,200,000 and a maximum of 1,500,000 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"). You have requested our opinion with respect to certain legal matters described below.

In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have considered appropriate for purposes of the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based on the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that, when issued in the manner described in the Registration Statement against receipt by the Company of the agreed consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the State of Texas as in effect on the date hereof.

This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

G2 Ventures, Inc.
April 3, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Munck Butrus Carter, P.C.